A Self-Contained Real Estate
                             Appraisal Report of



                 A Existing 28 Unit Independent Living Facility
                         Located at 78 Canyon Diablo
          Just Outside the Corporate Limits of Sedona, Arizona and
                      Within the Village of Oak Creek



                                    For

                           MMR Investment Bank
                          Post Office Box 781440
                       Witchita, Kansas 67278-1440

                                   As Of
                              January 10, 1999

                               Prepared by
                         Robert M. McSherry, MAI
      Louisiana State Certified General Real Estate Appraiser No. G0891
                            3760 Chelsea Drive
                       Baton Rouge, Louisiana 70809

                      A Self-Contained Real Estate
                          Appraisal Report of



                A Existing 28 Unit Independent Living Facility
                        Located at 78 Canyon Diablo
         Just Outside the Corporate Limits of Sedona, Arizona and
                      Within the Village of Oak Creek




                                    For

                           Colonial Trust Company
                           5336 North 19th Avenue
                           Phoenix, Arizona 85015


                                   As Of

                              January 10, 1999



                                Prepared by
                          Robert M. McSherry, MAI
      Louisiana State Certified General Real Estate Appraiser No. G0891
                             3760 Chelsea Drive
                         Baton Rouge, Louisiana 70809



                                                     Robert M. McSherry, MAI

                         A Self-Contained Real Estate
                             Appraisal Report of



                A Existing 28 Unit Independent Living Facility
                         Located at 78 Canyon Diablo
          Just Outside the Corporate Limits of Sedona, Arizona and
                       Within the Village of Oak Creek



                                     For

                        Church Loans and Investments
                                5305 1-40 West
                             Post Office Box 8203
                          Amarillo, Texas 79114-8203

                                    As Of
                              January 10, 1999

                                 Prepared by
                           Robert M. McSherry, MAI
       Louisiana State Certified General Real Estate Appraiser No. G0891
                              3760 Chelsea Drive
                         Baton Rouge, Louisiana 70809

                                                     Robert M. McSherry, MAI

ROBERT M. MC SHERRY, MAI
                                                          3760 Chelsea Drive
                                                Baton Rouge, Louisiana 70809

Phone (504)924-8093



January 11, 1999


MMR Investment Bank
Post Office Box 781440
Witchita, Kansas 67278-1440

RE: An existing 28 unit independent living facility located at 78 Canyon Diablo Road, just outside the corporate limits of Sedona, Arizona and within the Village of Oak Creek.

Dear Sir:

In accordance with your request to provide an estimate of the Estimated Market Value of Fee Simple Interest of the Going Concern of the property identified as an existing 28 unit Independent Living Facility located at 78 Canyon Diablo, Sedona, Arizona, we have personally inspected the subject site and reviewed the submitted plans and specifications for the improvements and conducted a thorough review and analysis of all matters pertinent for the Estimate of Market Value herein contained.

Market Value as defined by the Department of the Treasury, Office of the Comptroller of the Currency, August 24, 1990, is, "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

a.   buyer and seller are typically motivated;
b. both parties are well informed or well advised, and each acting in what he considers his own best interest;
c.   a reasonable time is allowed for exposure in the open market,

                                                      Robert M. McSherry, MAI

ROBERT M. MC SHERRY, MAI
                                                        3760 Chelsea Drive
                                              Baton Rouge, Louisiana 70809

Phone (504)924-8093



October 20, 1998


Colonial Trust Company
5336 North 19th Avenue
Phoenix, Arizona 85015


RE: An existing 28 unit independent living facility located at 78 Canyon Diablo Road, just outside the corporate limits of Sedona, Arizona and within the Village of Oak Creek.

Dear Sir:

In accordance with your request to provide an estimate of the Estimated Market Value of Fee Simple Interest of the Going Concern of the property identified as an existing 28 unit Independent Living Facility located at 78 Canyon Diablo, Sedona, Arizona, we have personally inspected the subject site and reviewed the submitted plans and specifications for the improvements and conducted a thorough review and analysis of all matters pertinent for the Estimate of Market Value herein contained.

Market Value as defined by the Department of the Treasury, Office of the Comptroller of the Currency, August 24, 1990, is, "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

a.   buyer and seller are typically motivated;
b. both parties are well informed or well advised, and each acting in what he considers his own best interest;
c.   a reasonable time is allowed for exposure in the open market,

                                                      Robert M. McSherry, MAI

ROBERT M. MC SHERRY, MAI
                                                           3760 Chelsea Drive
                                                 Baton Rouge, Louisiana 70809

Phone (504)924-8093

October 20, 1998


Church Loans and Investments
5305 1-40 West
Post Office Box 8203
Amarillo, Texas 79114-8203


RE: An existing 28 unit independent living facility located at 78 Canyon Diablo Road, just outside the corporate limits of Sedona, Arizona and within the Village of Oak Creek.

Dear Sir:

In accordance with your request to provide an estimate of the Estimated Market Value of Fee Simple Interest of the Going Concern of the property identified as an existing 28 unit Independent Living Facility located at 78 Canyon Diablo, Sedona, Arizona, we have personally inspected the subject site and reviewed the submitted plans and specifications for the improvements and conducted a thorough review and analysis of all matters pertinent for the Estimate of Market Value herein contained.

Market Value as defined by the Department of the Treasury, Office of the Comptroller of the Currency, August 24, 1990, is, "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

a.   buyer and seller are typically motivated;
b. both parties are well informed or well advised, and each acting in what he considers his own best interest;
c.   a reasonable time is allowed for exposure in the open market;

                                                      Robert M. McSherry, MAI

Page Two


d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and
e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Fee Simple Interest is defined by the Appraisal Institute as being, "a fee without limitations to any particular class of heirs or restrictions but subject to the limitations of eminent domain, escheat, police power and taxation. An inheritable estate".

Going Concern Value is "the value created by a proven property operation."
It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only. Going concern value includes an intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment, and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to business value. Special purpose properties such as the subject are appropriate for only one use or for a very limited number of uses. The highest and best use of a special purpose property as improved, is probably the continuation of its current use, if that use remains viable. Therefore, in the case of special purpose properties a going concern value is considered appropriate.

In this instance the subject property has an excellent location within a viable market. As long as quality management is maintained, it's Market Value would be the same as it's Going Concern Value.

Included is our appraisal report which contains the various exhibits and data utilized in arriving at the herein contained estimate of Market Value for the subject property.

It is our opinion that the property herein identified as the existing
28 Unit Independent Living Facility located at 78 Canyon Diablo Road, just outside the corporate limits of Sedona, Arizona and within the Village of Oak Creek, was estimated to have a Market Value based on Stabilized
Net Operating Income, as of January 10, 1999, of:

                                                      Robert M. McSherry, MAI

Page Three


                THREE MILLION ONE HUNDRED SEVENTY THOUSAND DOLLARS
                                 ($3,170,000.00)

Allocated:
     LAND:                                  $  780,000.00
     IMPROVEMENTS:                          $2,350,000.00
     FURNITURE, FIXTURES & EQUIPMENT:       $   40,000.00
     GOODWILL OF GOING CONCERN                     -0-

The "As Is" Value of the property, derived by the utilization of the Discounted Cash Flow Methodology, is estimated to be, as of January 10, 1999, but subject to completion of the property in accordance with submitted plans and specifications within a reasonable period of time, of:

             TWO MILLION NINE HUNDRED TWENTY-FIVE THOUSAND DOLLARS
                                  ($2,925,000.00)

The subject property is proposed at the present time and this appraiser has been provided plans and specifications for the property. The herein contained Estimate of Market Value is conditioned upon the completion of the improvements in accordance with the plans and specifications utilizing quality materials and workmanship within a reasonable period of time.
 A final inspection by this appraiser will be required to ascertain the assumptions utilized in preparing this appraisal report have been fulfilled.

This appraisal report was prepared in accordance with and compliance of the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Foundation and the Guide Notes to the Standards of Professional Practice adopted by the Appraisal Institute. These standards contain binding requirements and specific guidelines that deal with the procedures to be followed in developing an appraisal, analysis, or opinion. These uniform

                                                      Robert M. McSherry, MAI

Page Four


standards also set the requirements to communicate the appraiser's analysis, opinions, and conclusions in a manner that will be meaningful and not misleading in the marketplace, accordingly, the Departure Provision does not apply.

If we may be of further service to you in regard to this property or in any other manner, please sitate to contact us at your earliest convenience.

Respectfully Submitted,

/S/ROBERT M MCSHERRY

Robert M McSherry, MAI
Louisiana State Certified General
Real Estate Appraiser No. G0891

                                                      Robert M. McSherry, MAI

                                 EXECUTIVE SUMMARY


Location:                     78 Canyon Diablo, Sedona, Arizona

Interest Appraised:           Fee Simple Interest

Site:                         2.78 Acres or 121,097 Square Feet, more or less

Building Description:         The property will include twenty-eight (28)
                              independent living units all located within a single, T-shaped building. The common area amenities including a full service kitchen, a dining area, activities area, office/reception area, adequate bathrooms which would be fully equipped to satisfy the needs of the residents and other required additions to render the subject property a functional assisted care facility catering to those desiring independent living.

                              Construction characteristics include a
                              reinforced poured concrete foundation, wood framing, with a combination of stucco and siding exterior walls with the roof being built-up.

                              The property is considered to be a most
                              functional assisted living facility and is considered a most attractive property and should be well accepted by the local market.

Highest and Best Use:         Independent Living Facility including all
                              required amenities

Cost Approach to Value        $4,085,000.00

Market Approach to Value      $2,520,000.00

Income Approach to Value:

 Stabilized Net Income:       $3,170,000.00

                                                      Robert M. McSherry, MAI

 Discounted Cash Flow Value:  $2,925,000.00

Final Value Estimate-
 Stabilized Net Income:       $3,170,000.00
 "As Is" Value:               $2,925,000.00

Allocated:

     Land                     $  780,000.00
     Improvements             $2,350,000.00
     Furniture, Fixtures
      and Equipment           $   40,000.00
     Goodwill of Going
      Concern                       -0-


                                                      Robert M. McSherry, MAI

                        IDENTIFICATION OF THE PROPERTY
The property being inspected, analyzed and for which the Market Value Estimate of the Fee Simple Interest of the Going Concern is applicable is a 2.78 acre tract of land which is irregular in shape having frontage along the Canyon Diablo within the village of Oak Creek which lies just outside the corporate limits of Sedona,Arizona.

The subject property has been developed as an independent living and/or assisted living facility for several years and has recently been transferred to the Biltmore Group of Louisiana, LLC.

The legal description of the property being appraised is described as follows:

     "A tract of land located in the north half of Section 18, T16N-R6E, G&SRB&M, Yavapai County, more fully described as follows: Tract A and J of Village Plaza, Section 18, T16N-R6E, G&SRB&M, Yavapai County, Arizona, containing 121,097 square feet or 2.78 acres, more or less."

                                                      Robert M. McSherry, MAI

                             PURPOSE OF THE APPRAISAL

The purpose of this report is to communicate, in a narrative format, the data and reasoning that the appraisers have utilized to form the herein contained estimate of Market Value of the Fee Simple Interest of the Going Concern for the property identified as an existing 28 unit independent living facility located at 78 Canyon Diablo just outside the corporate limits of Sedona, Arizona.

                           OBJECTIVE OF THE APPRAISAL

The objective and function of this appraisal report is to provide an estimate of the Market Value of the Fee Simple Interest of the Going Concern of the property for use by MMR Investment Bank in order to provide long term financing of the subject property for the Biltmore Group of Louisiana, L.L.C.

The Subject property was personally inspected by this appraiser both before and after the date of this appraisal and the submitted plans and specifications reviewed. As the property is existing construction, no final inspection of the property will be required by the appraiser with the property having recently undergone total renovation and is now considered an excellent quality independent living facility utilizing quality workmanship and materials throughout.

                                                      Robert M. McSherry, MAI

                             PURPOSE OF THE APPRAISAL

The purpose of this report is to communicate, in a narrative format, the data and reasoning that the appraisers have utilized to form the herein contained estimate of Market Value of the Fee Simple Interest of the Going Concern for the property identified as an existing 28 unit independent living facility located at 78 Canyon Diablo, Sedona, Arizona.

                           OBJECTIVE OF THE APPRAISAL
The objective and function of this appraisal report is to provide an estimate of the Market Value of the Fee Simple Interest of the Going Concern of the property for use by Colonial Trust Company in order to provide long term financing of the subject property for the Biltmore Group of Louisiana, L.L.C.

The Subject property was personally inspected by this appraiser both before and after the date of this appraisal and the submitted plans and specifications reviewed. As the property is proposed construction, a final inspection of the property will be required by the appraiser to ascertain the assumptions utilized within this appraisal report have been fulfilled and this appraisal is also conditioned upon being completed in accordance with the plans and specifications utilizing quality materials and workmanship throughout. Other additional conditions are contained in an additional section of this report.

                                                      Robert M. McSherry, MAI

                           PURPOSE OF THE APPRAISAL

The purpose of this report is to communicate, in a narrative format, the data and reasoning that the appraisers have utilized to form the herein contained estimate of Market Value of the Fee Simple Interest of the Going Concern for the property identified as an existing 28 unit independent living facility located at 78 Canyon Diablo just outside the corporate limits of Sedona, Arizona.

                          OBJECTIVE OF THE APPRAISAL

The objective and function of this appraisal report is to provide an estimate of the Market Value of the Fee Simple Interest of the Going Concern of the property for use by Church Loans and Investments in order to provide long term financing of the subject property for the Biltmore Group of Louisiana, L.L.C.

The Subject property was personally inspected by this appraiser both before and after the date of this appraisal and the submitted plans and specifications reviewed. As the property is proposed construction, a final inspection of the property will be required by the appraiser to ascertain the assumptions utilized within this appraisal report have been fulfilled and this appraisal is also conditioned upon being completed in accordance with the plans and specifications utilizing quality materials and workmanship throughout. Other additional conditions are contained in an additional section of this report.

                                                      Robert M. McSherry, MAI

                          DATE OF THE APPRAISAL
The effective date of this appraisal is January 10, 1999. The subject property was personally inspected by this appraiser both before and after this date.


                                                      Robert M. McSherry, MAI

                     DEFINITION OF SIGNIFICANT TERMS

Market Value, as defined by the Department of the Treasury, Office of the Comptroller of the Currency, August 24, 1990, is, "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition, is the consummation of a sale as of a specified data and the passing of title from seller to buyer under conditions whereby:

a.   buyer and seller are typically motivated;

b. both parties are well informed or well advised, and each acting in what he considers his own best interest;

c.   a reasonable time is allowed for exposure in the open market;

d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Fee Simple Interest is defined by the Appraisal Institute as being, "a fee without limitations to any particular class of heirs or restrictions but subject to the limitations of eminent domain, escheat, police power and taxation. An inheritable estate".

Going Concern Value is "the value created by a proven property operation." It includes the incremental value associated with the business concern, which is

                                                      Robert M. McSherry, MAI
distinct from the value of the real estate only. Going concern value includes an intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment, and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to business value.
Special purpose properties such as the subject are appropriate for only one use or for a very limited number of uses. The highest and best use of a special purpose property as improved, is probably the continuation of its current use, if that use remains viable. Therefore, in the case of special purpose properties a going concern value is considered appropriate.

                                                      Robert M. McSherry, MAI

                        PROPERTY RIGHTS APPRAISED

This assignment concerns the appraisal of the Fee Simple Interest with Fee Simple Interest defined in Real Estate Appraisal Terminology as being, "a fee without limitations to any particular class of heirs or restrictions but subject to the limitations of eminent domain, escheat, police power and taxation, An inheritable estate".

                STATEMENT OF OWNERSHIP AND RECENT HISTORY

The subject property was previously owned by Church Loans and Investment Trust and Colonial Trust Company and had been acquired by these two entities through the foreclosure of the property by the previous owner. The property was conveyed to the Biltmore Group of Louisiana, LLC on October 16, 1998, for a combined consideration of $2,176,000.00 for the real property, an additional $350,000.00 was provided by the sellers for the renovation of the property and $174,000.00 for overhead, lease up and operating capital for the first year of operation indicating a total consideration of $2,700,000.00.

The total consideration paid for the property and which was financed by Church Loans and Investment Trust and Colonial Trust Company is $2,700,000.00 which is considered to be below the Market Value of the subject property once stabilized occupancy and stabilized income is achieved.


                                                      Robert M. McSherry, MAI

As the property has been involved in numerous legal actions in the recent past, numerous transactions affect the property but the transaction between Church Loans and Investment Trust and Colonial Trust Company as sellers and the Biltmore Group of Louisiana, LLC as buyers is considered an arms-length transaction.

                                                      Robert M. McSherry, MAI

                     ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal report has been made with the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for matters including legal or title consideration. Title to the property is assumed to be good and marketable unless otherwise stated.

2. The property is appraised free and clear of any and all liens or encumbrances unless otherwise stated.

3.   Responsible ownership and competent property management are assumed.

4. The information furnished by others is believed to be reliable. No warranty, however, is given for its accuracy.

5. All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

6. It is assumed that there are no hidden or apparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

7. It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.

8. It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless a nonconformity has been stated, defined, and considered in the appraisal report.

9. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state or national government or private entity or organization have been, or can be obtained or renewed for any use on which the value estimate contained in this report is based.

                                                      Robert M. McSherry, MAI

10. It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

11. The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of
     utilization.   The separate allocations for land and buildings must not
     be used in conjunction with any other appraisal and are invalid if so used.

12. The appraisers herein, by reason of this appraisal, are not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.

13. Possession of this report, or a copy thereof, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraisers, and in any event only with proper written qualification and only in its entirety.

14. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or the firm with which the appraisers are connected) shall be disseminated to the public through advertising, public relations, new, sales, or other media without the prior written consent and approval of the appraisers.

15. The existence of hazardous materials, which may or may not be present on the subject property, was not observed by the appraisers.
     The appraisers have the knowledge of the existence of such materials on or in the subject property. However, the appraisers are not qualified to detect such substances and the presence of potential hazardous materials may affect the value of the property. This value estimate contained within this report is predicated on the assumption that no such hazardous materials are present on or in the property. No responsibility is assumed for any such conditions or for any expertise or any knowledge required to discover these items. This should be accomplished by an expert in the field and is a condition of this appraisal report.

16. That the appraiser has personally inspected the subject property and finds no obvious evidence of structural deficiencies, except as stated in this report; however, no responsibility for hidden defects or conformity to specific governmental requirements, such as the Americans with Disabilities (ADA) or fire, building and safety, earthquake, or occupancy

                                                      Robert M. McSherry, MAI
     codes, etc., can be assumed without provision of specific professional or governmental inspections.

17. This appraisal is not based on a requested minimum valuation, a specific valuation or the approval of the loan.


                                                      Robert M. McSherry, MAI

                              SEDONA AREA DATA

Sedona is one of Arizona's premier tourism, recreation, resort, retirement and art centers. It's location at the mouth of scenic Oak Creek Canyon and at the center of the state's legendary Red Rock Country affords breath-taking panoramas, a mild climate, plenty of sunshine and clean, fresh air. The area is the second most visited site in the state after the Grand Canyon.

Established in 1902 and incorporated in 1988, the community was named for Sedona Schnebly, an elderly settler. Sedona spreads across the boundaries of two north central Arizona counties, Coconico and Yavapai. It sits at an elevation of 4,500 feet, 3,200 feet higher than Phoenix which is 120 miles south, and 2,600 feet lower than the rim country of Flagstaff, 30 miles to the north.

The average daily temperature in January is 55 degrees, April 72 degrees, July 95 degrees and October 78 degrees. The average annual participation is 17.15 inches, snowfall - 8.8 inches.

The population in Sedona for 1996 was 9,235, while the population of Coconino County was 113,475 and Yavapai County 134,600. The City of Sedona has growth rapidly over the past decade and may exceed 15,00 by the year 2010.

There are 6 financial institutions, 1 medical center, 2 health care clinics and the population is served by 7 physicians, 3 dentists and 7 other health care specialists.

                                                      Robert M. McSherry, MAI

There are 12 Protestant churches and 2 Catholic churches serving the area.

Recreational facilities include parks, a library, golf courses, motion picture theaters, art museums and a live theater.

There are 2 elementary schools, 1 high school as well as several private schools in the area.

The population base of the City of Sedona is largely comprised of the age group which is either retired or near retirement. About 48 percent of the population is 55 years of age or older.

                                                      Robert M. McSherry, MAI

OVERVIEW OF ASSISTED AND INDEPENDENT LIVING INDUSTRY

In anticipation that more elderly Americans will live in assisted living homes than nursing homes in the near future, consumer industry groups are saying it is time to put some minimum standards into law. One of the most important things for the industry is to try not to admit residents it cannot provide quality care for. Many assisted living homes charge additional fees for personal services residents may come to need as they grow older. Some will help residents if they get sick by permitting periodic visits from nurses, for example, or providing supervision for people with Alzheimer's Disease.

In order to minimize residents need to move, the consumer or trade groups say assisted living facilities should be required to offer at least some help with the dozen daily activities including meals, using the bathroom, taking medication and shopping. Those facilities which accept people with Alzheimer's or other types of dementia would also be required to provide 24 hour awake staff and special training for those workers.

Assisted living has become the hottest new housing option for older people by promising to provide a happy medium between their homes and a full nursing home facility. Industry estimates show that the number of elderly Americans living in settings that could be described as assisted living has probably doubled from 560,000 in 1990 to as many as 1,000,000 in 1997. By early next century, experts predict assisted living homes will care for more elderly Americans than nursing homes.

                                                      Robert M. McSherry, MAI

Although numbers are inexact, assisted living facilities ranging from luxury apartment buildings to modest group homes provide housing along with personal services and some health care. Residents may be too frail to live alone but too healthy to need the 24 hour medical attention of nursing homes. Assisted living can be less expensive than nursing homes.
A 1997 survey by the National Center for Assisted Living found that 52% costs $1,001.00 to $2,000.00 per month and 24% cost less than $1,000.00 per month. In contrast, monthly nursing home fees average above $3,000.00.

Assisted living's affordability has attracted the attention of law makers worried about how the nation will ensure elderly care for the huge baby boom generation now middle aged.

Medicaid programs for the poor in 28 states have begun to cover some assisted living services and the Department of Health and Human Services is conducting a fact finding survey.

Unlike nursing homes, assisted living homes are not regulated by the Federal Government. Fewer than half of the states require licensing before it opens. That allows for flexibility and partly explains assisted living's popularity.

In summary, the assisted living facilities currently expanding throughout the United States are the most popular and desirable alternative living situation for those elderly which require some minimal level of care but not the extensive

                                                      Robert M. McSherry, MAI
level required by nursing home patients. As the population continues to grow older but maintain better health, the appeal thus desirability of assisted living facilities will continue to be enhanced.

                                                      Robert M. McSherry, MAI

                          SCOPE OF THE APPRAISAL

The appraiser has personally inspected the subject site and conducted an in-depth inspection of the neighborhood in which the subject property is located observing it's trends of development and characteristics.

Vacant land sales utilized in conjunction with the Cost Approach to Value and in determining the estimated Market Value of the subject site, as if vacant, and owned in Fee Simple have been inspected by this appraiser and a combination of data provided by the Marshall Valuation Service Cost Manual and other available in-file data has been utilized in the process of estimating the replacement cost new of the subject improvements.

In the final analysis, the appraiser has utilized and relied upon the experience of judgment based on the opinion of the quality and quantity of the data in arriving at the final value estimate of the Fee Simple Interest in the subject property.

The Income Approach to Value has been completed utilizing a stabilized net income capitalized into value and a discounted cash flow method.
Economic rents were determined by rent comparables and current data utilized with respect to expense projections. Information provided by the publication "Trends in the Health Care Industry" as well as information provided by other actual ongoing facilities similar to the subject have been utilized in the process of estimating the projected expenses which were included in the Income Approach to Value. Although the subject property is proposed at the present time and has

                                                      Robert M. McSherry, MAI
no income or expense history, it is considered to be a functional facility and a facility which is demand with respect to providing long term assisted living care.

                                                      Robert M. McSherry, MAI

                          DESCRIPTION OF THE PROPERTY
                                    Site Data
Size, Shape and Topography
The subject site is a 2.78 acre or 121,097 square foot site which is slightly irregular in shape having approximately 465 feet of frontage along the east side of Canyon Diablo Road and 212 feet of frontage along the south side of Horse Canyon Road all within the Village of Oak Creek which is located just outside the incorporated areas of Sedona, Arizona.

The property is located just off State Highway 179 "Rimrock-Sedona Highway" and is within approximately 10 minutes drive of the Interstate Highway System.

The subject property is level to gently rolling due to extensive site preparation and the entire site is either improved with the improvements, asphalt parking areas, landscape areas consisting of creek washed rocks, lava rocks or sodded grass and the site is considered an excellent site having all the amenities required to be developed as an above average quality independent living facility.

Utilities
The subject property is located within the Village of Oak Creek and is provided with all available utilities and services available to properties in the area including electrical service, police and fire protection, public water, sewerage disposal and refuge pick-up. Telephone service and natural gas service is provided by local utility companies serving the area with natural gas being

                                                      Robert M. McSherry, MAI
primarily propane and all services and utilities are considered adequate to provide for the requirements of the subject property.


Access

Access to the subject property is provided as the result of frontage along Canyon Diablo Road, a dual-lane, municipally maintained traffic artery which is asphalt in nature and provides a connection with Arizona Highway 179 approximately 200 feet from the subject property.

Arizona Highway 179 provides assess to the Interstate Highway System as well as to the incorporated areas of Sedona, Arizona and, overall, access from all areas of the Village of Oak Creek and Sedona, Arizona as well as the other inhabited areas within this portion of Arizona is well provided.

Zoning
Conversations with representatives in the local Zoning and Planning Office indicated that the current zoning for the subject site is "R2-3" Multiple Dwelling District with a special use permit for food services and other health services. Land uses are also controlled by deed restrictions or other restrictive covenants which run with the land and, although this appraiser has not conducted an in-depth review of the abstract to the subject site, no deed restrictions or other restrictive covenants are assumed to exist which would affect the utilization of the subject site as a site of an assisted living facility.

                                                      Robert M. McSherry, MAI

This appraiser has not conducted an in-depth review with respect to the abstract to the subject site but no deed restrictions or other restrictive covenants are assumed to exist which would affect the development of the subject property to its highest and best use. However, this should be ascertained by competent legal authority and is a condition of this appraisal report.



Drainage
Review of Flood Hazard Maps found in the local Community Office indicated the subject property to be located in a Flood Zone "C" according to Flood Map No. 040093-0880 having an effective date of August 19, 1995. This indicates no flood insurance is required for the subject property.

Tax Data
The subject property is currently accessed as Parcel 13-405-41-065A-1 with the land accessed at $420,000.00 and the improvements at $1,083,599.00 for a total of $1,503,599.00 which is the estimated depreciated replacement costs estimate for the property.

Conversations with representatives in the County Treasurer's Office indicated the subject property to be affected by two different millage rates and two separate accessed values as follows:

          Millage          6.3091 Mills

                                                      Robert M. McSherry, MAI

          Assessed Value   $141,730.00

          Millage          3.8712

          Assessed Value   $150,060.00

          Total Taxes Due - 1998          $13,777.36

Note:  These taxes were paid in 1998.

                                                      Robert M. McSherry, MAI

LOCATION MAP

                                                      Robert M. McSherry, MAI

                     DESCRIPTION OF THE IMPROVEMENTS
                       Independent Living Facility

The existing facility containing the 28 independent living units is constructed within a somewhat modified T-shaped building but with the indoor swimming pool and activity building being separate from the primary structure containing the 28 independent living units and common areas. Construction characteristics include a reinforced poured concrete foundation, wood frame exterior walls with a stucco exterior and roof being a commercial tar and gravel built-up roof. Gutters and downspouts are in place at strategic locations, windows are horizontal slide doubled paned insulated windows with screens and exterior doors are metal insulated doors. The building is totally sprinklered for fire protection, has emergency lighting in place and an emergency call system which connects each individual guest room to a central control console.

The property includes 16 efficiency units containing 401 square feet each, 8 one bedroom/one bath units containing 490 square feet each and 4 two bedroom/one bath units containing also 490 square feet each. The common area includes a full service kitchen and serving area, foyer, 2 administrative offices, large hallways, a combination living/dining activities area which features a hand laid stone fireplace with gas fire logs are contained within the main building and encompass approximately 9,930 square feet. The enclosed swimming pool and activities building encompasses approximately 2,100 square feet for a total of 24,332 square feet of heating and cooled area within the subject property.

                                                      Robert M. McSherry, MAI

Each of the individual guest rooms features a combination of carpet and glazed tile flooring, painted sheet rock interior walls and ceilings with the kitchen including a small microwave unit and a small refrigerator.
All units are sprinklered for fire protection, provide a 24 hours intercom system which is monitored at a central console and feature a very efficient functional design. The bathroom found within these units features a large open shower which is also of glazed tile construction with respect to the floor and surrounding walls and these showers are accessible to handicap and wheelchair patients as well as normal persons. Each of these units is heated and cooled by an individual HVAC system which is on a separate meter and has an individual thermostat in each of the rooms.

The common areas feature a large institutional kitchen which contains all of the typical kitchen equipment necessary for operating a facility such as the subject. This equipment is all in working order, of stainless steel construction and of the highest quality and is adequate to provide functional food service for the subject property. The remaining common areas include large open corridors with skylight ceilings which house individual group seating areas and feature carpet flooring and painted shetrock walls and a vaulted ceiling again with skylights. The two administrative offices feature carpet flooring, painted sheetrock walls and are of adequate size to render them functional.

The major common area is the combination living/dining and activities area which features carpet flooring, painted sheetrock walls with wallpaper and a large amount of open glass viewing areas of the picturesque scenery facing the

                                                      Robert M. McSherry, MAI
rear of the subject property. This picturesque scenery is such as to generate additional income from the rooms enjoying this view with the rooms facing the front of the structure enjoy slightly less view amenities. The living area is improved with a hand laid stone fireplace with gas logs with lighting provided by ceiling fans, recessed fixtures and chandeliers and this area is most functional and livable.

The separate activities building contains the heated 4 foot deep gunite pool features a concrete apron around the pool, wood walls and ceiling which have been painted with a hand painted Muriel painted by a local artist and is climate controlled. The activities room is located just off the pool and is separated by a small partition and features carpet flooring and painted sheetrock walls and an adequate area for exercise classes and various excercise equipment.

As noted, the entire property contains a total of 24,322 square feet of gross building area and it contains 28 efficiency, one bedroom and two bedroom living units as well as the common areas and all required amenities to make this a functional, very desirable development.

Although the property is existing construction, approximately $350,000.00 worth of renovation expense has been incurred since October, 1998 and thus all deferred maintenance has been cured in the property. It's effective age is effectively 0-1 year with a total economic life of 40 years and no functional obsolescence was found within the layout or design or any economic obsolescence throughout the neighborhood.

                                                      Robert M. McSherry, MAI

The property being appraised is considered to be a most functional independent living facility containing the required amenities to make it a success in this particular retirement community market.

                                                      Robert M. McSherry, MAI

                            HIGHEST AND BEST USE

                                Introduction

The Appraisal Institute defined highest and best use as follows, "that legal use, at the time of the appraisal, which is the most profitable likely use to which a property can be put."

There are several basic factors which must be considered in order to make a proper determination of Highest and Best Use:

1. The use must be legal, that is, legally adaptable regarding zoning and other restrictions;

2.   The use must be probable, not conjectural or speculative;

3.   The property must be physically adaptable to use contemplated,

4.   There must be a demand for such use,

5. The use must be profitable, the highest return to the land over the longest period of time.

Highest and best use of the land (or site) if vacant and available for use may be different from the highest and best use of the improved property. This is true if the improvement is not an appropriate use, but it makes a contribution to the total property value in excess of the value of the site.

The above five tests have been applied to the subject property's vacant site. In arriving at the estimate of highest and best use, the subject site has been carefully analyzed.

                                                      Robert M. McSherry, MAI

                    HIGHEST AND BEST USE ASSUMING A VACANT SITE

Permissible Use
An investigation has been conducted in order to determine the zoning classification that encumbers the subject property. The results of this investigation has revealed that the subject site is zoned "R-2-3" Multiple Dwelling District with Special Use Exception granted for food and medical services to be provided. This zoning classification allows a large number of residential uses to be permitted for this classification and considering the overall condition and design of the subject, it's location within a combination residential/commercial area, the access provided the property and other pertinent factors indicate the present utilization as an independent living facility with certain amenities including medical and food services to be one of the better is not the best permissible use of the site and would be a legal, conforming permissible use.

Possible Use
Inspection of the subject property's neighborhood has been made to determine any physical limitations that might be present. The result of this inspection has revealed the neighborhood is developed with mix of property types.
The zoning which is currently applicable to the subject property does allow for an assisted care facility to be constructed on the site as well as other types of multi-family construction. This zoning classification will allow the property to be developed as proposed within this appraisal report and this is considered the most likely probable use to which the subject property could be put.

                                                      Robert M. McSherry, MAI

In the final analysis, the proposed utilization of the subject property is considered to constitute one of it's Highest and Best Uses.

                                                      Robert M. McSherry, MAI

                         THE APPRAISAL PROCESS

The real estate appraisal profession typically utilizes three basic approaches in the process of estimating the value of a parcel of real property.
These approaches include the Cost Approach, the Income Approach and the Market Data Approach. The Cost Approach utilizes an estimate of reproduction or replacement costs new of the building and other on-site improvements to be contained within the subject property less accrued depreciation from all sources including physical curable and incurable deterioration, functional obsolescence and economic obsolescence to arrive at an estimate of depreciated reproduction or replacement costs for the improvements.
The estimated value of the site, as if vacant, and determined by the comparison of the subject site with other similar parcels in either the immediate proximity of the subject or in other comparable areas is added to the depreciated reproduction or replacement cost estimate of the improvements to provide an indication of value of the property being appraised from the Cost Approach.

The Cost Approach is generally accorded the greatest credence in instances where the property being appraised is either a proposed property or a new property having little or no accrued depreciation or instances where the property being appraised represents a special purpose type property.
 In these instances, the Cost Approach is an accurate indication of value for the property and is accorded considerable credence in the reconciliation process.

                                                      Robert M. McSherry, MAI

The Income Approach to Value utilizes an estimate of gross annual income to be generated by the property being appraised as determined to be representative of economic rentals for this type property within the area less an allowance considered typical for vacancy and collection losses to arrive at an estimate of effective gross annual income which is to be generated by the property. Expenses typically associated with the operation of this type property in accordance with prevailing lease terms and conditions in the area as well as data provided by analysis of the operating history of other similar type properties are projected and deducted from the effective gross annual income to arrive at an estimate of net operating income before recapture attributable to the subject. This net operating income is then capitalized by the most appropriate method available with respect to the subject property in particular and the appraisal problem in general into an indication of value for the property being appraised from the Income Approach. Another method of utilizing the Income Approach is the Gross Income
Multiplier technique. This technique identifies the relationship between the sales price (value) of a property and its gross annual income earning potential. The Gross Income Multiplier is derived by dividing the sales price of a property by its gross potential income and, thus, is an excellent indicator of buyer, seller and investor attitudes toward the property being analyzed. An effective gross income multiplier is also excellent as it utilizes the actual gross income after vacancy to derive the multiplier. use depends upon available data.

The Market Data or Direct Sales Comparison Approach utilize sales of comparable improved properties in either the immediate proximity of the subject

                                                      Robert M. McSherry, MAI
or in other comparable areas to derive a unit of comparison. Each of the various comparable sales are carefully reviewed and analyzed by the appraiser, adjusted for any dissimilarities between the subject property and the comparable sale in such areas as date of sale, location, design, condition, and other physical characteristics to result in an adjusted unit of comparison to be utilized in the Market Data or Direct Sales Comparison Approach to provide an indication of value for the property being appraised.

The reconciliation is the method whereby all data provided by the various approaches utilized in the appraisal report are carefully analyzed and accorded weight in varying degrees. The approach which is considered to be the most representative of current buyer, seller and investor attitudes towards the subject property is accorded the greatest credence in the final analysis but all the approaches are interrelated and all data gathered and utilized in the various approaches must be carefully analyzed in the reconciliation process and to ignore any available data would be improper.

                                                      Robert M. McSherry, MAI

                             COST APPROACH TO VALUE

The Cost Approach to Value, like the Sales Comparison and Income Approaches, is based on comparison. in the Cost Approach, the cost to construct a building and the value of any existing building are compared. The Cost Approach to Value reflects market thinking in the recognition that market participants relate value to cost. Buyers tend to judge the value of an existing structure by comparing it to the value of a newly constructed building with optimal functional utility. Moreover, buyers adjust the prices they are willing to buy by estimating the cost to bring an existing structure to desired levels of functional utility.

Thus, by applying the Cost Approach, an appraiser attempts to estimate the difference in worth to a buyer between the property being appraised and a newly constructed building with optimal utility. An appraiser makes a sound value estimate by estimating the cost to construct a reproduction of or a replacement of the existing structure and then deducts all evidence of accrued depreciation in the property being appraised from the cost of the reproduction or replacement structure and the resulting figure, plus the value of the land, plus any entrepreneurial profit provides a value indication through the application of the Cost Approach.

The decision to utilize reproduction or replacement costs is most pertinent and the selection plays and important part in contributing to the validity of the Cost Approach. Replacement cost is defined in Real Estate Appraisal as

                                                      Robert M. McSherry, MAI
being, "the cost of construction at current prices of a building having utility equivalent to the building being appraised but built with modern materials and according to the current standards, design and layout. The use of the replacement cost concept presumably eliminates all functional obsolescence and the only depreciation to be measured is physical deterioration and economic obsolescence." The appraisers will utilize the replacement cost method supported by Marshall Valuation Service in conjunction with the construction cost estimate provided by knowledgeable contractors/engineers or architects.

                                 DEPRECIATION

All types of accrued depreciation affecting the subject improvements were considered. Accrued depreciation is defined as, "the difference between reproduction cost new as of the date of the appraisal and the present contributory value of the improvements." Accrued depreciation is divided into three basic categories:physical deterioration (which includes curable and incurable), functional obsolescence (including curable and incurable), and economic obsolescence(which is always incurable). The following is a discussion of each type of depreciation and the observed depreciation applicable to the subject property.

Physical Deterioration, Curable
This type of depreciation is defined as, "the loss in value from cost new which can be recovered or offset through correction, repair, or replacement of the defective items causing the loss, providing the resultant value approximates the

                                                      Robert M. McSherry, MAI
cost of the work." The property is existing but has had all the deferred maintenance cured thus no deferred maintenance exists.


Physical Deterioration, Incurable
This type of depreciation is defined as, "the loss from cost new which is impossible to offset or which would involve an expenditure substantially in excess of the value increase resulting therefrom." The property is existing but has an effective age of 1 year and a total economic life of 40 years thus no physical incurable deterioration is present.

Functional Obsolescence
Functional obsolescence is defined as, "the loss from cost new as of the date of the appraisal which is caused by a superadequacy, inadequacy, unattractive style, poor or inefficient layout or design." Items causing functional obsolescence can be either curable or incurable; it is curable only when it is profitable to cure the item. Incurable, functional obsolescence involves items of initiate which would not be economical to correct because the value would not increase so much as the cost of correction. Based on my inspection of the subject improvements, it is my opinion that they are totally adequate and comparable to similar properties in the same general price range, therefore, no loss of value from functional obsolescence exists.

                                                      Robert M. McSherry, MAI

Economic Obsolescence
This type of depreciation is defined as, "the loss from cost new as of the date of the appraisal due to causes external to the property boundaries." To measure this type of obsolescence the appraiser capitalizes the rent lost due to the external factor for the prorata share applicable to the building. As indicated in the site date, there are no undesirable external influences and, thus, there is no loss to the subject improvements due to economic obsolescence.


Entrepreneurial Profit
For the Cost Approach to provide a sound indication of value, a market derived entrepreneurial profit must be added to the direct and indirect costs. The profit figure is typically expressed as a percentage of total direct and indirect costs. Entrepreneurial profit is a necessary element in the motivation to construct the improvements. However, part or all of the profit may be lost as functional or external obsolescence if the market indicates that the improvements have a Market Value less than the current reproduction or replacement cost less physical deterioration.

The results of the investigation and analysis of this market data will appear as follows:

                                                      Robert M. McSherry, MAI

                             COMPARABLE LAND SALE 1


Date of Sale:                          January 31, 1997

Recordation:                           Conveyance Book 3351, Page 598,
                                       Sedona,Arizona

Vendor:                                Frederick Coleman, III

Vendee:                                IDNANI Investment Group, LLC

Size:                                  1.09 Acres or 47,480 Square Feet

Consideration:                         $450,000.00

Indicated Price/Acre:                  $412,844.009/acre

Indicated Price/Square Foot:           $9.47/square foot

Brief Legal Description:               The north 300 feet of Tract C, Lake
                                       Plaza, in Section 18, T16N-R6E

Financing:                             Typical

Site Utilities:                        Public

Terrain:                               Relatively Level

Access:                                Adequate

Zoning:                                "C2-A"

Highest and Best Use:                  Commercial or Motel

Confirmation:                          Public Records

                                                      Robert M. McSherry, MAI

                            COMPARABLE LAND SALE 2

Date of Sale:                          August 25, 1997

Recordation:                           Conveyance Book 3465, Page 256,
                                       Sedona,Arizona

Vendor:                                6th Avenue Apartments

Vendee:                                Sedona Fore District

Size:                                  1.63 Acres or 71,002 Square Feet

Consideration:                         $680,9070.00

Indicated Price/Acre:                  $417,773/acre

Indicated Price/Square Foot:           $9.59/square foot

Brief Legal Description:               Part of Trach H, Village Square
                                       amended, Section 13, T16N-R5E

Financing:                             Typical

Site Utilities:                        Public

Terrain:                               Relatively Level

Access:                                Adequate

Zoning:                                "C2-2"

Highest and Best Use:                  Commercial

Confirmation:                          Public Records

                                                      Robert M. McSherry, MAI

                            COMPARABLE LAND SALE 3

Date of Sale:                          November 6, 1996

Recordation:                           Conveyance Book 3307, Page 211,
                                       Sedona,Arizona

Vendor:                                Dale Scott

Vendee:                                Gene Baccola

Size:                                  .17 Acres or 7,500 Square Feet

Consideration:                         $77,000.00

Indicated Price/Acre:                  $447,674.00/acre

Indicated Price/Square Foot:           $10.26/square foot

Brief Legal Description:               Lot 7, Village Square Amended

Financing:                             Typical

Site Utilities:                        Public

Terrain:                               Relatively Level

Access:                                Adequate

Zoning:                                "C2-2"

Highest and Best Use:                  Commercial

Confirmation:                          Public Records

                                                      Robert M. McSherry, MAI

                        COMPARABLE LAND SALES SUMMARY CHART

                  Date   Size/Usable    Price/Acre    Location
Sale 1            1/97   1.09 Acres     $412,844.00   Sedona,AZ
Sale 2            8/97   1.63 Acres     $417,773.00   Sedona,AZ
Sale 3            11/96  .17 Acres      $447,674.00   Sedona,AZ

                                                      Robert M. McSherry, MAI

                       ANALYSIS OF COMPARABLE LAND SALES

Analysis of the three vacant comparable land sales indicated all sales to be current with respect to date of sale and the appraiser discovered several additional small square footage sales similar to Comparable Sale
3 but have not included them in the actual report but utilized them for analysis purposes.

Vacant Comparable Land Sale 2 and 3 are both of nearly the same size as the subject, feature a similar location but a slightly superior zoning classification requiring a downward adjustment of these sales. All physical characteristics are considered similar requiring no adjustment and no adjustment is required for the date of sale.

Vacant Land Sale 3 is significantly smaller than the subject requiring a downward adjustment for this factor as well as a downward adjustment for it's superior zoning classification. All other physical characteristics are similar requiring no adjustment nor does this property require adjustments for the time differential.

In the final analysis, Vacant Comparable Land Sale 1 is considered to be the best available indicator as it is located almost adjacent to the subject site and this sale has been accorded the greatest credence. However, considerable weight has been accorded Vacant Land Sale 2 in the analysis process.

                                                      Robert M. McSherry, MAI

In the final analysis, after each of these various vacant land sales have been carefully inspected and adjusted by the appraiser for dissimilarity between the comparable sale and the subject, it is our opinion that the available market data indicates a per square foot value for the subject site, as if vacant and in it's present condition, of $6.50 per square foot and is indicative of current attitudes in this particular market when the location and zoning of the subject site are considered.

Therefore, the estimated value of the subject, as if vacant, is thus derived:


     121,097 square feet @ $6.50/square foot               $787,130.00


INDICATED VALUE OF THE SUBJECT SITE,
AS IF VACANT (R/T)                                         $780,000.00

                                                      Robert M. McSherry, MAI

                          DISCUSSION OF COST APPROACH

In the construction of any project, the total cost of development can be divided into basic categories: direct or hard cost, and indirect or soft costs. As defined in Real Estate Appraisal Terminology, the definition of Direct Costs is, "the cost of direct labor and materials devoted specifically to a unit of work. In construction, these costs are directly related to site acquisition and construction of the improvements..." Defined in this same text, Indirect Cost is, "that cost in the development of a property which would not be included in a general contract for construction or for land acquisition..."

Direct costs include the cost of items such as land acquisition, construction of the buildings, equipment and fixtures, the builder's profit and overhead, any temporary buildings for on-the-job usage, power line installation, and the electrical power used in the construction. As indicated in the Cost Approach Schedule which follows, direct or hard costs have been broken down into categories of building area, elevators and other primary building costs.

Indirect, or soft costs, generally include fees, financing costs, and overhead. As the Cost Approach Schedule indicates, the indirect costs fall into 8 categories The permits and fees sections include the estimated costs of a building permit, an appraisal, a survey and accounting and inspection charges. Architectural engineering estimates have been based on typical market charges. The legal expenses includes work done on both interim and permanent loan packages.

                                                      Robert M. McSherry, MAI

The insurance costs indicated are limited to construction-period coverage including the builder's risk.

The closing cost estimate includes costs of closing both the interim and permanent loans. The interest expense is based on typical current market conditions and covers the period of time required to complete the construction of the project. The loan commitment fees are also based on current typical market conditions.

The appraiser's have relied upon the Marshall Valuation Service, a publication of Marshall & Swift, 1617 Beverly Boulevard, Post Office Box 26307, Los
Angeles, California, in estimating the replacement costs new of the subject property improvements.

The Cost Approach to Value, as it applies to the property being appraised, is as follows:

                                                      Robert M. McSherry, MAI

                            COST APPROACH TO VALUE
                 Cost Source: Marshall-Swift Cost Manual and
                             Contractor Cost Data

Direct Costs:

 Primary Structure
     24,332 sq. ft. @ $93.15/sq. ft.                          $2,266,525.00

Total Direct Costs: Improvements                              $2,266,525.00

Indirect Costs:

 Plans, Specifications, Inspection     Included in Direct Costs
 Contractor's Overhead/Profit                $248,540.00
 Interim Interest                            $104,000.00
 Legal, Audit, Appraisal                     $ 82,000.00
 Financing Fees - Construction               $ 41,400.00
 Misc. Expenses                              $ 50,000.00
 Financing Fees - Long Term                  $248,000.00

Total Indirect Costs                                          $  773,940.00

Total Replacement Costs New: Improvements                     $3,040,465.00

Less:Accrued Depreciation

 Physical Curable                                -0-
 Physical Incurable                              -0-
 Functional Obsolescence                         -0-
 Economic Obsolescence                           -0-

Total Accrued Depreciation                                        -0-

Depreciated Replacement Costs: Improvements                   $3,040,465.00

Add: Land Value
      2.78 acres @ $45,000.00/acre                            $  780,000.00

Add: Site Improvements
     Including Landscaping, Parking, Lighting,
     Walks, Patio, Porches                                    $   60,000.00

                                                      Robert M. McSherry, MAI

Add: Contributing Value of Pool                               $   25,000.00

Add: Furniture, Fixtures and Equipment                        $   40,000.00

Add: Entrepreneurial Profit @ 5%                              $  140,000.00

Total All Costs and Value Components                          $4,085,465.00

INDICATED VALUE OF SUBJECT FROM
COST APPROACH (R/T)                                           $4,085,000.00


Note: Cost of Furniture, Fixture and Equipment based on costs association with actual costs experienced by other comparable facilities.

                                                      Robert M. McSherry, MAI

                         MARKET DATA APPROACH TO VALUE
Market data is discussed in all the approaches to value. Data analysis is needed in the Cost Approach to develop a land value indication and to support costs and depreciation indicators; in the Income Approach to establish rent levels, vacancy indications, expenses, and capitalization rates; and in the Direct Sales Comparison Approach to establish comparability.

The appraiser has carefully perused the area market with respect to sales of properties considered similar to the subject property and none were found. However, available data from other appraisers has revealed the sale of three similar type properties in other areas of the United States and these are included merely for analysis purposes as follows:

                                                      Robert M. McSherry, MAI

                           IMPROVED PROPERTY SALE 1


VENDOR:                                American Retirement, Inc.

VENDOR:                                Horizon Retirement, Inc.

LOCATION:                              2601 Chimney Rock Road,
                                       Hendersonville, North Carolina

RECORDATION:                           N/A

DATE:                                  February, 1993

CONSIDERATION:                         $6,480,000.00

TERMS:                                 $2,224,000.00 cash, assumption of a
                                       mortgage balance of $4,316,000.00.
                                       terms are considered to be cash
                                       equivalent.

SITE SIZE:                             N/A

IMPROVEMENTS:                          This is a 110 unit senior living
                                       community constructed in 1988.  The
                                       units are housed in a three-story
                                       building of wood frame construction.
                                       Construction quality is considered to
                                       be average; condition at the time of
                                       sale was good. The gross building area
                                       is approximately 96,058 square feet with
                                       an average unit size of 873 square feet.

ESTIMATED GROSS INCOME:                $1,706,255.00

ESTIMATED EXPENSE RATIO:               Approximately 56 percent

NET OPERATING INCOME:                  Approximately $751,844.00

UNIT INDICATORS:                       SP/Unit = $58,909.00
                                       SP/SF   = $    67.46
                                       SP/GI   = 3.80 GIM
                                       NOI/SP  = .1160 OAR

                                                      Robert M. McSherry, MAI

                             IMPROVED PROPERTY SALE 2


VENDOR:                                American Retirement, Inc.

VENDOR:                                Emeritus Corporation

LOCATION:                              2601 Chimney Rock Road,
                                       Hendersonville, North Carolina

RECORDATION:                           N/A

DATE:                                  September, 1995

CONSIDERATION:                         $9,483,523.00

TERMS:                                 Cash

SITE SIZE:                             N/A

IMPROVEMENTS:                          This is a 110 unit senior living
                                       community constructed in 1988.  The
                                       units are housed in a three-story
                                       building of wood frame construction.
                                       Construction quality is considered
                                       to be average; condition at the time
                                       of sale was good.  The gross building
                                       area is approximately 96,058 square
                                       feet with an average unit size of
                                       873 square feet.

ESTIMATED GROSS INCOME:                Approximately $2,175,000.00

ESTIMATED EXPENSE RATIO:               Approximately 56 percent

NET OPERATING INCOME:                  Approximately $957,000.00

UNIT INDICATORS:                       SP/Unit = $86,214.00
                                       SP/SF   = $    98.73
                                       SP/GI   = 4.36 GIM
                                       NOI/SP  = 0.1009 OAR

                                                      Robert M. McSherry, MAI

                              IMPROVED PROPERTY SALE 3


VENDOR:                                ABD Investments, Inc.

VENDOR:                                Merrill Associates, LP

LOCATION:                              6725 Inglewood Avenue, Stockton,
                                       California

RECORDATION:                           N/A

DATE:                                  July, 1994

CONSIDERATION:                         $4,200,000.00

TERMS:                                 Cash

SITE SIZE:                             N/A

IMPROVEMENTS:                          This is a 74 unit senior living
                                       community constructed in 1989.  The
                                       units are housed in two-story buildings
                                       of wood frame construction. Construction
                                       quality is considered to be average;
                                       condition at the time of sale was good.
                                       The gross building area is approximately
                                       63,730 square feet with an average unit
                                       size of 861 square feet.

ESTIMATED GROSS INCOME:                Approximately $1,395,000.00

ESTIMATED EXPENSE RATIO:               Approximately 70 percent

NET OPERATING INCOME:                  Approximately $418,500.00

UNIT INDICATORS:                       SP/Unit = $56,757.00
                                       SP/SF   = $    65.90
                                       SP/GI   = 3.01 GIM
                                       NOI/SP  = 0.0996 OAR

                                                      Robert M. McSherry, MAI

                                 SUMMARY

                           Sale One     Sale Two    Sale Three
Indicated OAR               11.6%        10.09%        9.96%
Price/Unit                $58,909.00    $86,214.00  $56,757.00
Gross Income Multiplier     3.80          4.36          3.01
Estimated Expense Ratio      56%          56%           70%

The three Improved Property Sales included within this report have been provided this appraiser by knowledgeable sources and other appraisers and are deemed accurate as they were verified by knowledgeable and ethical persons. The appraiser has conducted an in-depth review of conveyances of similar type assisted living or congregate care facilities in the Sedona, Arizona area and none were found which were considered to be reflective of true arms-length transactions between willing buyers and willing sellers with no undue duress being experienced. These three Improved Property
Sales have been included for the purpose of deriving an indicated Overall Capitalization Rate, an indicated price per unit and an indicated Gross Income Multiplier for utilization in the analysis process with respect primarily to the Income Approach to Value. The level of services provided by these facilities are similar to those to be provided by the subject property which would include three (3) meals per day, utilities, maid service one (1) day a week, flat linen service one (1) day a week, various assistance with respect to bathing, exercise, and transportation to various off-site functions as well as on-site recreational functions, counseling, with other services provided on a more extensive basis for additional expense paid by the

                                                      Robert M. McSherry, MAI
guest or resident of the facility. It is acknowledged that a large number of the residents residing in the independent living facilities are requiring increased levels of care and these additional expenses are being passed directly to the tenant as they upset the economies of an assisted care facility having to provide this extraordinary level of care without additional remuneration.

The price per unit indicated by Improved Property Sale 2 is considered the best available and has been accorded the greatest credence. Accordingly:

         28 Units @ $90,000.00/Unit                         $2,520,000.00

INDICATED VALUE OF SUBJECT FROM
THE MARKET DATA OR DIRECT SALES
COMPARISON APPROACH (R/T)                                   $2,520,000.00

                                                      Robert M. McSherry, MAI

                           INCOME APPROACH TO VALUE

                                Introduction

The Income Approach reflects the subject's income-producing capabilities and requires an analysis of the project's probable market rent. In the comparative analysis, we have considered factors that would probably influence market acceptance of properties in the area. The factors include proximity to major traffic arteries; location; design; amenities; and the quality of management.

To develop a supportable estimate of value using the Income Capitalization Approach, realistic projections of income and expenses must be made. Independent living facilities are unique forms of real estate with many unusual characteristics, such as an intensive use of labor, costs of goods sold, expenses categories, and product identity. Therefore, special care in data gathering and analysis are required to create an estimate of the future income for the subject. The appraiser will utilize data provided by the publication, Trends in the Health Care Industry for supporting data.

The subject property is existing at the present time but has not been operated as an independent living facility in the past and thus no historical income or expense data is available for the property.

The subject property will contain 28 independent living units including 16 efficiencies, 8 one bedroom and 4 two bedroom units with half of the units facing the front of the building and half facing the rear. The units facing the rear of the

                                                      Robert M. McSherry, MAI
building enjoy the picturesque view amenity of the mountains and other view amenities and should generate slightly additional income than those facing the front of the building.

In the processing of arriving at a projected economic rental rate for the subject units, the only competing facility in the Sedona, Arizona area has been surveyed by the appraiser. This development is identified as the Ktria Kachi Point Retirement Community which contains not only independent living units but also assisted care units,a nursing home unit and dementia units. The units include one and two bedroom units ranging in size from 400 square foot to a high of 963 square feet with the one bedroom units leasing from a low of $2,000.00 to a high of $2,600.00 per unit while the two bedrooms lease from a low of $2,600.00 to a high of $3,100.00 per unit.
These rents include utilities with the exception of a telephone and cable television but only one meal per day, weekly housekeeping and a limited amount of other services. The services provided by this comparable property are vastly inferior to the services projected to be provided by the subject and this has been taken into consideration when projecting economic rental rates for the subject units.

Based on our analysis, it is felt that the efficiency units facing the view amenity will lease for $2,400.00 each while the units facing the front of the building will lease for $2,200.00. The one bedroom units enjoying the view amenity will lease for $2,800.00 while the units facing the front will be $2,600.00 each. The two bedroom units facing the view amenity will lease for $3,200.00 with the two bedroom units facing the front of the building leasing for $3,000.00. These rents

                                                      Robert M. McSherry, MAI
will include all utility services including cable TV, valet service, 24 hour security, three complete meals chosen from a menu, town car and van transportation for shopping and doctor's appointments, a private club with heated pool and spa, turndown bed service nightly, a library/computer area, activities area, extensive wellness programs including mind, body and spirit, 24 hour staffing, daily freshening of apartments with intensive weekly housekeeping and weekly laundry service.

As noted, the amenity package enjoyed by the subject property is vastly superior to that enjoyed by the only comparable in the area and the actual units are vastly superior to these comparable units.

The appraiser has had the opportunity to appraise a number of assisted and independent living facilities throughout the southeast over the last several years and has relied on data provided by these facilities, various industry publications and data provided by various health care facilities and groups and experts in arriving at the estimated monthly rental rates and expenses including fixed expenses, operating expenses, staffing, dietary, reserves for replacement and other appropriate expenses.

The level of care and the amenities offered by the subject property are greatly in excess of these typically offered an assisted unit facility. However, this appraiser has reviewed per unit expenses associated with similar design assisted living facilities throughout the southeast and adjusted these expenses to allow for the provision of the various amenities to be provided by the subject.

                                                      Robert M. McSherry, MAI

Based on the projected economic rental rates for the subject property as quoted in this appraisal report and our estimated expenses associated with the operation of the subject property, the Income Approach to Value is as follows. It is appropriate to note that the appraiser has reviewed the current publication Trends in the Health Care Industry with respect to historical operating expenses for independent living units in arriving at our estimates of the appropriate expenses.

The Income Approach to Value as it applies to the property being appraised based on economic rental rates herein quoted and utilizing a three year period in order to achieve a stabilized net occupancy and thus a stabilized net operating income with rental rates anticipated to increase 10% between year two and three are completed as follows:

                                                      Robert M. McSherry, MAI

                           INCOME APPROACH TO VALUE

                                   Year One


Gross Annual Potential Income:

 8 - Efficiency Units @ $2,200.00/month                     $ 211,200.00
 8 - Efficiency Units @ $2,400.00/month                     $ 230,400.00
 4 - One Bedroom Units @ $2,600.00/month                    $ 124,800.00
 4 - One Bedroom Units @ $2,800.00/month                    $ 134,400.00
 2 - Two Bedroom Units @ $3,000.00/month                    $  72,000.00
 2 - Two Bedroom Units @ 3,200.00/month                     $  76,800.00

Total Gross Annual Potential Income                         $ 849,600.00

Less: Vacancy and Collection Losses (25%)                   $ 212,400.00

Total Vacancy and Collection Loss                           $ 212,400.00

Effective Gross Annual Potential Income                     $ 637,200.00

Expenses:

     Administrative               $158,000.00
     Plant Operations             $ 71,400.00
     Dietary                      $ 91,200.00
     Housekeeping                 $ 25,000.00
     Aides                        $ 76,500.00
     Activities                   $ 30,000.00
     Reserves for Replacement     $ 15,000.00

Total Expenses                                              $ 467,100.00

Net Operating Income                                        $ 170,100.00


Note:  Management fee included in Administrative Expense.

                                                      Robert M. McSherry, MAI

                          INCOME APPROACH TO VALUE

                                 Year Two

Gross Annual Potential Income:

Gross Annual Potential Income:

 8 - Efficiency Units @ $2,200.00/month                     $ 211,200.00
 8 - Efficiency Units @ $2,400.00/month                     $ 230,400.00
 4 - One Bedroom Units @ $2,600.00/month                    $ 124,800.00
 4 - One Bedroom Units @ $2,800.00/month                    $ 134,400.00
 2 - Two Bedroom Units @ $3,000.00/month                    $  72,000.00
 2 - Two Bedroom Units @ 3,200.00/month                     $  76,800.00

Total Gross Annual Potential Income                         $ 849,600.00

Less: Vacancy and Collection Losses (10%)                   $  84,960.00

Total Vacancy and Collection Loss                           $  84,960.00

Effective Gross Annual Potential Income                     $ 764,640.00

Expenses:

     Administrative               $158,000.00
     Plant Operations             $ 84,000.00
     Dietary                      $107,310.00
     Housekeeping                 $ 25,000.00
     Aides                        $ 90,000.00
     Activities                   $ 30,000.00
     Reserves for Replacement     $ 15,000.00

Total Expenses                                              $ 509,310.00

Net Operating Income                                        $ 255,330.00


Note:  Management Fee included in Administrative Expense.

                                                      Robert M. McSherry, MAI

                            INCOME APPROACH TO VALUE

                                  Year Three

Gross Annual Potential Income:

Gross Annual Potential Income:

 8 - Efficiency Units @ $2,420.00/month                     $ 232,320.00
 8 - Efficiency Units @ $2,640.00/month                     $ 253,440.00
 4 - One Bedroom Units @ $2,800.00/month                    $ 137,280.00
 4 - One Bedroom Units @ $3,080.00/month                    $ 147,840.00
 2 - Two Bedroom Units @ $3,300.00/month                    $  79,200.00
 2 - Two Bedroom Units @ 3,520.00/month                     $  84,480.00

Total Gross Annual Potential Income                         $ 934,560.00

Less- Vacancy and Collection Losses (5%)                    $  46,728.00

Total Vacancy and Collection Loss                           $  46,728.00

Effective Gross Annual Potential Income                     $ 887,832.00

Expenses:

     Administrative               $180,000.00
     Plant Operations             $ 90,000.00
     Dietary                      $115,000.00
     Housekeeping                 $ 25,000.00
     Aides                        $ 98,000.00
     Activities                   $ 30,000.00
     Reserves for Replacement     $ 15,000.00

Total Expenses                                              $ 553,000.00

Net Operating Income                                        $ 334,832.00


Note:  Management Fee included in Administrative Expense.

                                                      Robert M. McSherry, MAI

                     JUSTIFICATION OF CAPITALIZATION RATE
Direct Capitalization is a method used to convert a single year's income estimate into a value indication in the Income Capitalization Approach.
 The direct capitalization formula using an overall property capitalization rate is
     Value / Net Operating Income = Overall Capitalization Rate
In this appraisal, the appraisers will employ two different methods to obtain an overall capitalization rate:

     1)   Band of Investment - mortgage and equity components

     2)   Underwriter's Method (derivation from debt coverage ratio)

Band of Investment
The appraisers contacted local lenders regarding rates and terms of alternate investments as well as current market rates applicable for this market.

Annual Constant - In developing the mortgage components for the Band of Investment Method, the appraisers reviewed the National Mortgage Commitment Survey conducted by the Appraisal Institute Research Department which surveyed sample lenders in various geographical regions throughout the United States. The data quoted is based on national averages and do not reflect conditions inherent in all markets. Therefore, the appraisers contacted local lenders regarding rates and terms applicable for this market area. Lenders in the local market are quoting rates at prime plus 1%, terms of 20 years. 75% and a loan-to-value ratio. The local market closely approximates the national averages for the subject property type.

                                                      Robert M. McSherry, MAI

The appraisers reviewed available data concerning current national and local quoted mortgage rates and talked to various lenders in the Louisiana area which confirm that market rates and terms for loans of the quality of the subject property are available at 9% interest rate with monthly payments amortized for a 20 year term, a 75% loan-to-value ratio. Therefore, the mortgage constant is derived to be .1079671.

Equity Dividend - Current rates of return available from alternative investment vehicles are reviewed. These alternative investments are more liquid than an investment in real estate, therefore any potential investor would expect a higher rate of return. Based on this, we have been able to conclude that a 9% equity dividend rate is required to attract investment capital to the subject property's type which is considered to be slightly more risky than other types of real estate investments.

In order to ascertain the appropriate equity dividend or "cash-on-cash" rate, the appraiser has reviewed money rates for other alternate investments as of January 10, 1999. The results of this analysis of comparable and alternative money rates are as follows:

     Certificates of Deposit      30 Day    4.29%
                                  90 Day    4.51%
                                 180 Day    4.67%

     Treasury Bill Rates        3 Months    4.39%
                                6 Months    4.40%
                                52 Weeks    4.33%

                                                      Robert M. McSherry, MAI

     30 Year Treasury Bond Rate 5.21%

     Merrill-Lynch Ready Assets 30 Day 54.65 (Average Yield)

As can be reflected by the above alternate investment vehicles. Current rates for both short and long term yields is between the high 4.00% to the low 5.00% range. The projected 9.00% equity yield or "cash-on-cash" return projected for the subject property provides an excellent return on the investor's cash, approximately 3.00% in excess of other alternate investment vehicles. Accordingly, the 9.00% equity dividend rate is considered appropriate when the overall risk and competitive rates are considered.

Derivation of Capitalization Rate - The band of investment (or weighted average) formula for deriving an overall rate when the mortgage constant and equity dividend rates is known as:

                  Mortgage Percent x Mortgage Constant
                                 Plus
                  Equity Percent x Equity Dividend Rate
                                Equals
                      Overall Capitalization Rate

                       .75 x . 1 079671 = .0809
                          .25 x .09 = .0225
                           Total = .10340
                           Rounded to .103

Underwriter's Method
In making loan decisions, institutional lenders use a debt coverage ratio
(DCR), which is the ratio of net operating income to annual debt service. This measure

                                                      Robert M. McSherry, MAI
of constraint is frequently used by institutional lenders, who are general fiduciaries. They manage and lend the money of others, including depositors and policy holders. Because of the fiduciary responsibility, institutional lenders are particularly sensitive to the safety and profit and are anxious to avoid default and possible foreclosure. Consequently, when they underwrite income property loans, institutional lenders try to provide a cushion so that the borrower will be able to meet the debt service obligations on the loan even if the building income declines.

The debt coverage ratio may also be used to estimate the overall capitalization rate by multiplying the ratio by the mortgage loan constant (RM) and the loan-to-value ratio (M). The debt coverage ratio, mortgage loan constant, and loan-to-value ratio have already been determined to be 1.20, .1079671 and .75, respectfully. The formula for derivation of an overall capitalization rate from debt coverage ratio is as follows:

          RO  = DCR x RM x M
          RO  = 1.20 X. 1 079671 X.75
          RO  =.0971
          R/T = .097

Review of the three (3) improved property sales contained within this report have indicated an Overall Capitalization Rate from a low of 9.96% to a high of 11.6%. These indicated Overall Capitalization Rates which have been derived from available market data indicates the rate chosen for the capitalization of the net

                                                      Robert M. McSherry, MAI
income into an indication of value based upon stabilized income of 10.5% is reflective of current industry attitudes and is considered appropriate with respect to this particular appraisal assignment.


Conclusion
Based on the available information we have concluded that a 10.5% is the most appropriate capitalization rate which is derived from the actual band of investments method and supported by the Underwriter's Method and available market data. The location of the subject has also been considered.
Thus:

                 NET OPERATING INCOME
               ------------------------     =     VALUE
              OVERALL CAPITALIZATION RATE

                   $334,832.00
                 ---------------            =     $3,188,876.00
                      .105

INDICATED VALUE OF SUBJECT FROM
INCOME APPROACH (R/T)                             $3,170,000.00

                                                      Robert M. McSherry, MAI

                      DISCOUNTED CASH FLOW ANALYSIS

The subject property will require a period in excess of one year to achieve stabilized net income. In order to provide an estimate of the present value of the improvements upon completion but prior to achieving stabilized net operating income, the discounting process is utilized.

The income stream generated by the subject until stabilized income is reached is discounted into an estimate of present value and the reversionary value of the improvements as estimated upon achieving a stabilized net income is also discounted to present worth. The market indicates a discount rate of 11% to be appropriate to be utilized in discounting the income and reversion and this is based on current rates of return on alternate investments and the risk associated with the subject.

                                                      Robert M. McSherry, MAI

Present Worth of Income Stream
     Year One:     $170,100.00x.900901 =                    $  153,243.00
     Year Two:     $255,330.00 x.811622 =                   $  207,231.00
     Year Three:   $334,832.00 x.731191                     $  244,826.00

Total Present Value of Income Stream                        $  605,300.00

Present Worth of Reversion
     $3,170,000.00 x.731191                                 $2,317,875.00

Summation:
     Present Worth of Income Stream                         $  605,300.00
     Present Worth/Reversion                                $2,923,175.00

Total                                                       $2,923,175.00

INDICATED VALUE OF SUBJECT FROM
INCOME APPROACH/DISCOUNTED
CASH FLOW                                                   $2,925,000.00

                                                      Robert M. McSherry, MAI

                        RECONCILIATION AND FINAL VALUE

The three approaches to value have indicated the following value estimates of the property being appraised:

          COST APPROACH TO VALUE          $4,085,000.00

          MARKET APPROACH TO VALUE        $2,520,000.00

          INCOME APPROACH TO VALUE
           OVERALL CAPITALIZATION RATE    $3,170,000.00
           DISCOUNTED CASH FLOW
            ANALYSIS                      $2,925,000.00

The subject property is existing construction and only preliminary plans and specifications have been provided this appraiser in order to complete the Cost Approach to Value. Costs are extremely difficult to estimate and no two competent contractors will ever agree on the actual cost to construct a property. However, this appraiser has utilized reliable sources including the Marshall Valuation Service Cost Manual as well as actual construction costs affecting a similar type property in order to complete the Cost Approach to Value and this approach is considered reflective of the cost new of the subject property.

The subject property is considered an income producing and has been valued based on it being a Going Concern. The property is under competent ownership and will have excellent management in place and the utilization of the Going Concern concept is considered appropriate with respect to this particular appraisal problem. Accordingly, the Indicated Value of the Property based on stabilized net income being generated at the end of the third year is considered

                                                      Robert M. McSherry, MAI
the best available indicator of it's current Market Value and has been accorded the greatest credence in the final analysis.

Based on the data contained within this report, other in-file data, and this appraiser's review and analysis of said data, it is our opinion that the existing property identified as the 28 Unit Independent Living Facility located at 78 Canyon Diablo, within the corporate limits of Sedona, Arizona was estimated to have a Market Value, as of January 10, 1999, and based upon Stabilized Net Operating Income, of:

              THREE MILLION ONE HUNDRED SEVENTY THOUSAND DOLLARS
                              ($3,170,000.00)

     Allocated:
          Land                                   $  780,000.00
          Improvements:                          $2,350,000.00
          Furniture, Fixtures and Equipment      $   40,000.00
          Goodwill of Going Concern                    -0-

The estimated "as is" value is estimated to be, as of January 10, 1999 and subject to completion within a reasonable period of time, is:

            TWO MILLION NINE HUNDRED TWENTY-FIVE THOUSAND DOLLARS
                               ($2,925,000.00)


                                                      Robert M. McSherry, MAI

                                   ADDENDA


                                                      Robert M. McSherry, MAI

                          APPRAISER'S CERTIFICATION


I certify that, to the best of my knowledge and belief,...

(1)  The statements of fact contained in this report are true and correct.

(2) The reported analyses, opinions, and conclusions are limited only by the report assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinion and conclusions.

(3) I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

(4) My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

(5) My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

(6) I have made a personal inspection of the property that is the subject of this report and all rent comparables.

(7) No one provided significant professional assistance to the person signing this report.

(8) The reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the American Institute of Real Estate Appraisers.

(9) The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

(10) I am not currently certified under the voluntary continuing education program of the American Institute of Real Estate Appraisers.

                                                      Robert M. McSherry, MAI

(11) I certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its authorized representatives.

Estimated Market Value:                   /S/ROBERT M MCSHERRY
    $3,170,000.00                         ---------------------------
                                          Robert M. McSherry, MAI
                                          LA State Certified General Estate
                                          Appraiser No. G0891
Allocated:

     Land                      $  780,000.00
     Improvements              $2,350,000.00
     Furniture, Fixtures and
      Equipment                $   40,000.00
     Goodwill of Going
      Concern                        -0-


As Of: January 10, 1999

                                                      Robert M. McSherry, MAI

                   QUALIFICATIONS OF ROBERT M. MC SHERRY, MAI
EDUCATIONAL BACKGROUND AND TRAINING:

Graduate of Louisiana State University, Baton Rouge, Louisiana, Bachelor of Science Degree in Business Administration with a Major in Finance.

     Real Estate Appraisal Course 1-A, Basic Fundamentals, Methods and Techniques, 1974, AIREA

     Real Estate Appraisal Course 1-B, Capitalization, 1975, AIREA

     Real Estate Appraisal Course VIII, Single-Family Residential Appraisal, 1974, AIREA

     Real Estate Appraisal Course II, Techniques and Application, 1976 and 1980, AIREA

     Real Estate Appraisal Course III, Rural Properties, 1979

     Real Estate Appraisal "Industrial Valuation" Course, 1984

     Seminar: R-41 C - New Orleans, Louisiana, AIREA, 1978

     "Standards of Professional Practice" Course, AIREA, 1987

     "Capitalization Theory and Techniques, Part A" Course, AIREA, 1987

     "Standards of Professional Practice" Course, Appraisal Institute, 1992

     "Advanced Level Finance I & II", 1997

     "Risk Management/Ethics/Fair Housing", 1997

     "How to Value Louisiana Timberland", 1997

     "Uniform Standards of Professional Appraisal Practice" Seminar, 1997

PROFESSIONAL EXPERIENCE

     Real Estate Broker, State of Louisiana (1971)

                                                      Robert M. McSherry, MAI

     Monroe Redevelopment Agency, Monroe, Louisiana (1971)

     Ford, Bacon & Drive Construction and Engineering Company, Monroe, Louisiana (1972)

     Mississippi power and Light Company, Jackson, Mississippi (1973-1976)

     Cameron-Brown South, Inc., Mortgage Bankers, Baton Rouge, Louisiana (1976-1977)

     Real Estate Appraiser, Monroe, Louisiana (1978-1985)

     Real Estate Appraiser, Baton Rouge, Louisiana and Jackson, Mississippi (1985-Present)

PROFESSIONAL MEMBERSHIPS:

     Residential Member, American Institute of Real Estate Appraisers, Certification Number 1040

     Licensed Real Estate Broker, State of Louisiana

     Fee Inspector for the Louisiana Homeowners Warranty Corporation

     FNMA Approved Level III Appraiser, Number 1027135

     Member, American Institute of Real Estate Appraisers - MAI Designation
     (1981), Number 6291

     Certified Licensed General Appraiser, State of Louisiana, Number 0891

                                                      Robert M. McSherry, MAI

                                   PHOTOGRAPHS

                                                      Robert M. McSherry, MAI

                          [PHOTO OF FRONT ENTRANCE]

                          [PHOTO OF FRONT ENTRANCE]



                                                      Robert M. McSherry, MAI

                         [PHOTO OF SURROUNDING AREA]
                            [PHOTO OF FACILTIY]

                                                      Robert M. McSherry, MAI

                         [PHOTO OF INTERIOR HALLWAY]
                              [PHOTO OF SHOWER]

                                                      Robert M. McSherry, MAI

                          [PHOTO OF UNIT KITCHEN]
                        [PHOTO OF UNIT LIVING ROOM]


                                                      Robert M. McSherry, MAI

                        [PHOTO OF INTERIOR HALLWAY]
                          [PHOTO OF REAR ENTRANCE]

                                                      Robert M. McSherry, MAI

                            [PHOTO OF FACILTIY]
                            [PHOTO OF FACILITY]

                                                      Robert M. McSherry, MAI

                      [PHOTO OF FACITLITY EXTERIOR]
                      [PHOTO OF FACITLITY EXTERIOR]


                                                      Robert M. McSherry, MAI

                         [PHOTO OF SWIMMING POOL]
                          [PHOTO OF COMMON AREA]

                                                      Robert M. McSherry, MAI

                           [PHOTO OF COMMON AREA]
                       [PHOTO OF FACILITY EXTERIOR]

                                                      Robert M. McSherry, MAI

                              FLOOR PLAN

                                                      Robert M. McSherry, MAI

                       [FLOOR PLAN OF STANDARD UNIT]

                                                      Robert M. McSherry, MAI

                       [FLOOR PLAN OF 1 BEDROOM UNIT]

                                                      Robert M. McSherry, MAI

                       [FLOOR PLAN OF 2 BEDROOM UNIT]


                                                      Robert M. McSherry, MAI

                               [SITE PLAN]

                                                      Robert M. McSherry, MAI